As filed with the Securities and Exchange Commission on August 4, 1994

                                                       Registration No. 33-_____

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                UNITED INNS, INC.
             (Exact name of registrant as specified in its charter)
                                      7011
                          (Primary Standard Industrial
                           Classification Code Number)

           DELAWARE                                             58-0707789
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                              Identification No.)

                         SUITE 2300, 5100 POPLAR AVENUE
                            MEMPHIS, TENNESSEE 38137
                                 (901) 767-2880
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                             AUGUSTUS B. RANDLE, III
                          SECRETARY AND GENERAL COUNSEL
                                UNITED INNS, INC.
                         SUITE 2300, 5100 POPLAR AVENUE
                            MEMPHIS, TENNESSEE 38137
                                 (901) 767-2880
            (Name,address, including zip code, and telephone number,
                   including area code, of agent for service)
                                 With Copies to:

                                  ROY KEATHLEY
             HEISKELL, DONELSON, BEARMAN, ADAMS, WILLIAMS & CALDWELL
                          2000 FIRST TENNESSEE BUILDING
                               165 MADISON AVENUE
                            MEMPHIS, TENNESSEE 38103
                                 (901) 526-2000

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the follow box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X].

- ----------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------

                                       Calculation of Registration Fee
- ----------------------------------------------------------------------------------------------------------
Title of each class of     Amount to be     Proposed maximum       Proposed maximum       Amount of
securities to be           registered       offering price per     aggregate offering     Registration Fee
registered                                  unit(1)                price
- ----------------------------------------------------------------------------------------------------------
Common Stock               60,000           $14.25                 $855,000               $295
- ----------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------

(1) Based upon the average of the high and low prices reported by the NYSE on August 2, 1994 pursuant to Rule 457(c).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS

                                UNITED INNS, INC.

                          60,000 SHARES OF COMMON STOCK

     This Prospectus relates to 60,000 shares of the common stock, $1.00 par value per share ("Common Stock") of United Inns, Inc. ("UII"), including 35,000 shares which may be issued upon exercise of options as described herein (the "Option Shares"). The 60,000 shares of Common Stock that are offered for resale hereby are collectively referred to as the "Shares." The Shares may be offered by certain shareholders of UII (the "Selling Shareholders") from time to time in transactions in the market, in negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Selling Shareholders" and "Sale of the Shares."

     The Selling Shareholders listed in the table on page 3 acquired the Shares and will acquire the Option Shares in connection with that certain Consulting Agreement by and between UII and Geller & Co., an Illinois corporation dated August 13, 1993 (the "Consulting Agreement").

     None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by UII. UII will bear all expenses (other than selling commissions and fees) in connection with the registration of the Shares being offered by the Selling Shareholders.

     The outstanding shares of Common Stock are included for quotation on the New York Stock Exchange ("NYSE"). The last reported sale price of UII Common Stock on the NYSE on August __, 1994 was $____ per share.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------
                            Price to public    Underwriting discounts    Proceeds to Selling
                                               and commissions           Shareholders
- --------------------------------------------------------------------------------------------
Per share of Common Stock   $                  $                         $
- --------------------------------------------------------------------------------------------
Total                       $                  $                         $
- --------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE HEREIN CONTAINED AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY UII OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF UII SINCE THE DATE HEREOF.
                      _____________________________________

                 THE DATE OF THIS PROSPECTUS IS AUGUST __, 1994

                              AVAILABLE INFORMATION

     UII is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements and other information can be obtained, upon payment of prescribed fees, from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected at the SEC's facilities referred to above and at the SEC's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The UII Common Stock is included for quotation on the NYSE, the Pacific Stock Exchange, Incorporated and the Philadelphia Stock Exchange, Inc. and such reports, proxy statements and other information concerning UII should be available for inspection and copying at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005; the offices of the Pacific Stock Exchange, Incorporated, 301 Pine Street, San Francisco,
California 94104; and the offices of the Philadelphia Stock Exchange, Inc., Philadelphia Stock Exchange Building, 1900 Market Street, Philadelphia, Pennsylvania 19103. This Prospectus is part of a Registration Statement filed and effective under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock to be sold. This Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the SEC's principal office in Washington, D.C. Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the SEC are hereby incorporated by reference in this Prospectus and made a part hereof:

(a)  UII's Annual Report on Form 10-K for the year ended September 30, 1993;

(b)  UII's Quarterly Reports on Form 10-Q filed February 22, 1994 and May 16,
     1994;

(c) UII's proxy statement dated December 30, 1993, exclusive of the Board Compensation Committee Report and the Stock Performance Graph on pages 3-4 thereof; and

(d) the description of UII Common Stock contained in UII's registration statement on Form S-1, filed October 7, 1971, (and any amendments or reports filed for the purpose of updating the description).

     All documents filed by UII pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     UII HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS THE EXHIBITS HAVE BEEN SPECIFICALLY INCORPORATED BY REFERENCE. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THE SECRETARY, UII, SUITE 2300, 5100 POPLAR AVENUE, MEMPHIS, TENNESSEE 38137, TELEPHONE NUMBER (901) 767-2880.

                               UNITED INNS, INC.

     UII is a Delaware corporation which, since 1956, through its subsidiaries primarily owns and operates hotels. For the most part, UII engages in the operation of hotels under Holiday Inns, Inc. licenses. UII currently operates 27 hotels: eight in Atlanta, Georgia; six in Houston, Texas; four in Jackson, Mississippi; three in Dallas, Texas; two in Colorado Springs, Colorado; one each in Flagstaff and Scottsdale, Arizona; San Jose and Santa Barbara, California. All hotels are equipped with year round temperature control, a swimming pool, telephone and free television in each room, 24-hour switchboard service, wall-to-wall carpeting, on-premises parking and free advance reservation services. All hotels contain restaurants operated by UII and sell liquor, except for the three Hampton Inns located in Jackson, Mississippi; Atlanta, Georgia; and Houston, Texas; the Days Inn Dallas Regal Row; the two Holiday Inn Express properties located in Atlanta, Georgia and one property in Colorado Springs, Colorado; and the Super 8 Motel located in San Jose, California; which are limited service hotels located within line of sight of various food and beverage facilities.

     UII also owns and operates a Mr. Pride Car Wash in Houston, Texas. The car wash center uses modern semi-automatic car washing equipment. Automobiles are pulled by a conveyor through a series of washing, rinsing and drying cycles. The unit is operated on leased property with a lease expiration date of October 31, 1995. Additionally, UII owns several closed car wash units and an undeveloped leased site which are being held for disposition.

     There has been no significant changes in the kinds of products produced or services rendered by UII or in the markets or methods of distribution since the beginning of the fiscal year, October 1, 1993. UII currently has no new hotel developments underway or planned.

     At March 31, 1994, UII had consolidated total assets of approximately $144 million and stockholders' equity of $20 million.

     The principal executive offices of UII are located at Suite 2300, 5100 Poplar Avenue, Memphis, Tennessee 38137, and its telephone number is (901) 767-2880.

     Additional information about UII and its subsidiaries is included in documents incorporated by reference in this Prospectus. See "Incorporation of Certain Documents by Reference."

                              SELLING SHAREHOLDERS

     The following table shows the name of each Selling Shareholder and the number of Shares being offered by each. After completion of the offering, assuming all of the Shares being offered are sold, the Selling Shareholders will not own any shares of Common Stock.


                         COMMON STOCK BENEFICIALLY OWNED

                                                     Upon         Percentage
                                                  Completion      Owned Upon
                         Prior to     Offered       of the       Completion of
Selling Shareholder      Offering     Hereby       Offering        Offering
- -------------------      --------     -------     ----------     -------------





     Geller & Co has furnished consulting services to UII since August 13, 1993.

     UII has agreed to bear all expenses (other than selling commissions and fees) in connection with the registration and sale of the Shares being offered by the Selling Shareholders in market transactions or in negotiated transactions. See "Sale of the Shares." UII has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the resale of the Shares from time to time in the market or in negotiated transactions and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary. This Prospectus forms a part of such Registration Statement.

                               SALE OF THE SHARES

     The sale of the Shares by the Selling Shareholders may be effected from time to time in transactions in the market, in negotiated transactions or through a combination of such methods of sale, at fixed prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation).

     The Selling Shareholders and any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Shares as principals might be deemed to be underwriting discounts and commissions under the Securities Act.

                        DESCRIPTION OF UII CAPITAL STOCK

     The following summaries of certain provisions of the Certificate of Incorporation, as amended (the "Charter"), and Bylaws, as amended, of UII, do not purport to be complete, are qualified in their entirety by reference to such instruments, each of which is an exhibit to the Registration Statement of which this Prospectus is a part, and are subject, in all respects, to applicable Delaware law.

AUTHORIZED CAPITAL STOCK

     The authorized capital stock of UII currently consists of 10,000,000 shares of Common Stock, $1.00 par value per share, which may be issued from time to time by resolution of the UII Board. As of June 30, 1994, there were 2,640,899 shares of UII Common Stock outstanding. Also, 300,000 shares of UII Common Stock are reserved for issuance under a stock plan. The holders of the UII Common Stock are entitled to receive such dividends as may be declared by the UII Board from funds legally available therefor. The holders of the outstanding shares of UII Common Stock are entitled to one vote for each such share on all matters presented to shareholders and are not entitled to cumulate votes for the election of directors. Upon any dissolution, liquidation or winding up of UII resulting in a distribution of assets to the shareholders, the holders of UII Common Stock are entitled to receive such assets ratably according to their respective holdings after payment of all liabilities and obligations. The shares of UII Common Stock have no preemptive, redemption, subscription or conversion rights. The Transfer Agent for the Common Stock is The First National Bank of Boston.

     The UII Board is elected each year. In addition, the Charter and the Bylaws, among other things, generally give to the UII Board the authority to fix the number of directors on the UII Board and to fill vacancies on the UII Board.

                                 USE OF PROCEEDS

     None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by UII.

                                  LEGAL MATTERS

     A legal opinion to the effect that the Shares offered hereby, when sold, will be validly issued, fully paid and nonassessable, has been rendered by Heiskell, Donelson, Bearman, Adams, Williams & Caldwell, counsel for UII.

                                     EXPERTS

     The consolidated financial statements of UII and its subsidiaries incorporated by reference in UII's Annual Report on Form 10-K for the year ended September 30, 1993 have been audited by Frazee, Tate & Associates, independent public accountants, as set forth in their report thereon dated December 3, 1993, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          Registration fee to the SEC. . . . . . . . . . . . . . . . . . .$  295
          Printing expense . . . . . . . . . . . . . . . . . . . . . . . . . 250
          Accounting fees and expense. . . . . . . . . . . . . . . . . . . 1,000
          Legal fees and expenses. . . . . . . . . . . . . . . . . . . . . 2,500
          Miscellaneous expenses . . . . . . . . . . . . . . . . . . . . .   955
                                                                          ------
          Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .$5,000
                                                                          ------
                                                                          ------

     All fees and expenses are estimates except for the registration fee to the SEC.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Laws of the State of Delaware authorize a corporation to provide for the indemnification of officers, directors, employees and agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. UII has adopted the provisions of the Delaware statute pursuant to
Section 4 of its Bylaws. Also, UII has a "Directors' and Officers' Liability Insurance Policy" which provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

     Section 102(b)(7) of the General Corporation Laws of the State of Delaware, permits the inclusion in the certificate of incorporation charter of a Delaware corporation of a provision, with certain exceptions, eliminating the personal monetary liability of directors to the corporation or its shareholders for breach of the duty of care. UII has adopted the provisions of the statute in
Article 9 of its certificate of incorporation.

     The shareholders of UII have approved an amendment to Article 9 of the Bylaws pursuant to which UII is required to indemnify each director and any officers designated by the UII Board, and advance expenses, to the maximum extent not prohibited by law.

ITEM 16.  EXHIBITS

Exhibits
 Number                            Description
 ------                            -----------

  4(a) Certificate of Incorporation, as amended, of the Registrant (incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1980 (File No. 1-6848) filed with the Commission on December 27, 1980 and to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1987 filed with the Commission on January 6, 1988).

  4(b) Bylaws, as amended, of the Registrant (incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1982 filed with the Commission on December 28, 1982).

  5       Opinion Regarding Legality

  23(a)   Consent of Frazee, Tate & Associates

  23(b) Consent of Heiskell, Donelson, Bearman, Adams, Williams & Caldwell, included in Exhibit 5

  28 Consulting Agreement dated as of August 13, 1993 by and between United Inns, Inc. and Geller & Co.


ITEM 17.  UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales of the securities are being made, a post-effective amendment to this Registration Statement:

      (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect any facts or events arising after the effective date (or most recent post-effective amendment) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

    (iii) to include any material information with respect to the plan of distribution not previously disclosed or any material change to such information set forth in the Registration Statement.

     PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required [or] to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant for expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on August 3, 1994.

                                        UNITED INNS, INC.

                                        By:/s/Don W. Cockroft
                                        ----------------------------------------

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Don W. Cockroft and J. Howard Lammons jointly and each of them severally, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to execute and sign this Registration Statement on Form S-3 and to cause the same to be filed with the Securities and Exchange Commission, and, further, to execute and sign any and all pre-effective and post-effective amendments thereto and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, or their or his or her substitute or substitutes, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all the acts that said attorney-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


      Signature                        Title                         Date
      ---------                        -----                         ----
/s/ Don W. Cockroft          President, Chief Executive          August 3, 1994
- ------------------------     Officer and Director (principal
Don W. Cockroft              executive officer)


/s/ J. Don Miller            Vice President and Chief            August 3, 1994
- ------------------------     Financial Officer (principal
J. Don Miller                financial officer)


/s/ Robert L. Cockroft       Director                            August 3, 1994
- ------------------------
Robert L. Cockroft


/s/ J. Howard Lammons        Director                            August 3, 1994
- ------------------------
J. Howard Lammons


                             Director                            August __, 1994
- ------------------------
Janet Virgin


                             Director                            August __, 1994
- ------------------------
Ronald J. Wareham


/s/ Howard W. Loveless       Director                            August 3,1994
- ------------------------
Howard W. Loveless